SUMMARY OF KEY PLAN ASPECTS
MIDWEST EXPRESS HOLDINGS, INC.
(a Wisconsin corporation)

2003 All Employee Stock Option Plan
Nonqualified Stock Option

Midwest Express Holdings, Inc. and the Optionee hereby agree as follows:

        1.       Grant of Nonqualified Stock Options. In consideration of the employment of the Optionee, Midwest Express Holdings, Inc., a Wisconsin corporation (hereinafter called the “Corporation”), grants to the Optionee the option (the “Option”) to purchase the number of shares of Common Stock, of the Corporation set forth in your grant letter for an amount equal to the Exercise Price per Share, set forth in your grant letter, all on the terms and conditions hereinafter stated. The Option shall not be qualified as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

        2.       Plan. The Option is granted under and pursuant to the Midwest Express Holdings, Inc. 2003 All Employee Stock Option Plan adopted by the Board of Directors on August 20, 2003, and subsequently approved by the Shareholders November 21, 2003. The plan may be amended from time to time in accordance with its terms (the “Plan”) and is subject to each and all of the provisions thereof. A copy of the Plan is made available to the Optionee on the company intranet under the HR Benefits website. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

        3.       Exercise of Option. Subject to the conditions stated herein, the right to exercise the Option shall accrue as set forth above. Exercises of Options must be in accordance with established guidelines (attached). If an Optionee’s employment with the Corporation or an Affiliate is terminated for any reason, then the Option shall be exercisable to the extent provided under and only in accordance with the Plan.

        4.       Term of Option. This Option shall expire as set forth in the Plan.

        5.       Exercise of Option. The Optionee or the Optionee’s representative may exercise this Option by giving written notice and delivering payment to the Corporation in accordance with the Plan.

        6.       Transferability. If, as indicated above, this Option is transferable, then the Optionee shall have the right to transfer this Option in whole or in part, to any one or more of the following: (i) any member of the Optionee’s immediate family; (ii) any trust or trusts for the benefit of any member of the Optionee’s immediate family; and (iii) partnerships in which the Optionee’s immediate family members are the only partners. Any transferee shall be bound by the terms of the Plan and this Agreement.

        7.       Withholding Tax. The Corporation has determined that it is required to withhold state and federal income tax and FICA tax as a result of the exercise of these Options. Therefore as a condition of exercising these Options, the Optionee must make arrangements satisfactory to the Corporation in accordance with the Plan to enable the Corporation to satisfy such withholding requirements.

        8.       Miscellaneous.

a. Entire Agreement. This Agreement and the Plan together constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there have been and are no restrictions, promises, agreements or covenants between the parties other than those set forth or provided for herein.

b. Amendment or Modification. No term or provision of this Agreement may be amended, modified or supplemented orally, but only by an instrument in writing signed by the party against which or whom the enforcement of the amendment, modification or supplement is sought.

c. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d. Governing Law. This Agreement shall be governed by the internal laws of the State of Wisconsin as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.